Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Second Quarter Earnings

Charlottesville, Va., July 30, 2020 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS) announced today its second quarter 2020 net income of $6,218,000, or $1.10 earnings per share, compared to $841,000, or $0.15 earnings per share, for the quarterly period ended March 31, 2020, and $1,536,000, or $0.35 earnings per share, for the quarterly period ended June 30, 2019. The growth in quarterly earnings is primarily attributable to a significant increase in mortgage volume and the recognition of Paycheck Protection Program loan processing fees over the expected loan lives. The positive impact of these items was partially offset by additional provisioning for loan losses driven by current economic uncertainty.

“The fierce, passionate commitment of our team was never more on display than what I have seen this year,” said Brian K. Plum, President and Chief Executive Officer. “Our team fully embraced the potential of the Paycheck Protection Program to help thousands of borrowers and lift communities. Meanwhile our mortgage team made incredible strides improving processes and systems while facilitating record volumes to help families purchase new homes and refinance existing ones. I could not be prouder of our team for its efforts on behalf of so many people during these uncertain times.”

“We also recognize and accept that there are challenging times ahead,” Plum continued. “The economic uncertainties created by the COVID-19 pandemic will resonate for years, and in the short-term will likely create more business closures and asset quality issues. Hopefully we continue to see monetary and fiscal policies support small businesses and borrowers as we recover, which will help mitigate, though not entirely eliminate, the economic consequences of the pandemic. Our team stands ready to embrace the challenge of navigating the landscape to create the best outcomes possible for our customers and communities.”

Paycheck Protection Program (“PPP”)

The Company funded over 2,400 PPP loans totaling approximately $350,000,000, as of June 30, 2020. Estimated PPP processing fees earned by the Company for these loans is approximately $11 million. The Company funded these loans, which have a statutory loan interest rate of 1.00%, using the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”), which provides 100% funding at a cost of 0.35%. PPP loans do not count toward bank regulatory ratios.

COVID-19 Response

The Company has resumed normalized branch operations, following appropriate hygienic and distancing guidelines, following the temporary redirection of branch traffic to drive-thru and digital channels in mid-March 2020. While branch traffic has steadily improved, the Company believes digital use adoption following COVID-19 will have a meaningful impact on future customer behaviors and business investment decisions.

Asset Quality

Nonperforming loans and loans 90 days or more past due totaled $6,172,000 at June 30, 2020, an increase of $1,051,000, or 20.5%, from March 31, 2020. The Company’s provision for loan losses amounted to $3,500,000 for the second quarter of 2020, compared to $575,000 in the first quarter of 2020. The increased provisioning in the second quarter is related to the continued uncertainty surrounding COVID-19 deferred loans and borrower ability to repay once the deferral period ends.

The Company approved 545 loan deferrals for a total of $104,750,000, or 15.4% of the held-for-investment loan portfolio excluding PPP loans, as of July 28, 2020. Of these deferrals, 309 loans with a balance of $40,262,000 either continued making regular payments or have resumed regular payments as of July 28,

2020. Deferrals were granted for periods up to six months depending on the industry in which the borrower operates and the borrower’s specific needs. The Company stays in continuous contact with deferred borrowers and will reevaluate the risk rating, nonaccrual, and potential impairment status of these loans consistently during the deferral period.

The economic fallout from COVID-19 is materially impacting all parts of the economy, and especially certain industries. The information below provides the Company’s exposure to these industries, utilizing the Company’s NAICS coding on its loan accounting system as of July 28, 2020:

Industry by NAICS Code	Number of Borrowers	Total Loan Balance
Hotels and Motels	17	$28,537,315
Bed and Breakfasts	6	2,925,578
All Other Traveler Accommodations	7	4,429,624
Full-Service Restaurants	18	3,710,002
Limited-Service Restaurants	13	4,845,102
Food Service Contractor	1	1,454,672
Religious Organizations	37	7,945,973

TOTAL	99	$53,848,266

Balance Sheet

The Company had total assets of $1,595,446,000 at June 30, 2020, an increase of $634,635,000, or 66.05%, from December 31, 2019 and $567,841,000, or 55.3% from March 31, 2020. The increase in total assets year-to-date and for the quarter ended June 30, 2020 was primarily driven by PPP. Loans held for investment increased $384,279,000, or 59.4% from December 31, 2019, and $360,178,000, or 53.7%, from March 31, 2020. Included in this increase is approximately $350,091,000 of PPP loans originated throughout the second quarter. These loans were fully funded by the Federal Reserve’s PPPLF program, resulting in a corresponding increase in other borrowed funds on the balance sheet. Additionally, cash and due from banks increased $181,110,000, or 301.7% from December 31, 2019, and $173,978,000, or 259.1% from March 31, 2020. Included in this increase are funds retained from new customers as a result of PPP as well as additional liquidity obtained during the uncertainty surrounding COVID-19, some of which will begin to roll off in the third quarter of 2020. Total deposits increased $243,826,000, or 33.8%, from December 31, 2019, and $196,697,000, or 25.6% from March 31, 2020. Noninterest DDA increased $107,412,000, or 60.4% year-to-date and $106,750,000, or 59.8% for the quarter. These increases are also attributable to funds retained from PPP customers as well as the build-up of liquidity in response to COVID-19.

On May 28, 2020, the Company entered into a subordinated note purchase agreement under which the Company issued a subordinated note with a principal amount of $15,000,000. The note initially bears interest at 6.000% per year, beginning December 1, 2020 to but excluding June 1, 2025, payable semi-annually in arrears. From and including June 1, 2025 through June 1, 2030, or up to an earlier redemption date, the interest rate will reset quarterly to an interest rate per year equal to the then current three-month SOFR plus 587 basis points, payable quarterly in arrears. Beginning on June 1, 2025 through maturity, the note may be redeemed, at the Company’s option, on any scheduled interest payment date. The note will mature on June 1, 2030.

The Company experienced held-for-sale loan growth of $72,150,000, or 129.7%, year-to-date, and $37,777,000, or 42.0% in the second quarter. The growth in available-for-sale loans was due to an uptick in volume created by market conditions and the continued expansion of our retail and wholesale mortgage operations.

Income Statement

Net Interest Income

Net interest income was approximately $10,645,000 for the quarter ended June 30, 2020, compared to $8,023,000 for the first quarter of 2020, and $5,203,000 for the quarter ended June 30, 2019. Included in second quarter net interest income was approximately $2,400,000 in net PPP related loan income. The Company continues to experience improved deposit pricing since putting significant focus into realigning the balance sheet at the end of the first quarter as a result of the significant downward rate movements that occurred. The cost of deposits decreased from 0.95% in the first quarter to 0.65% at the end of the second quarter. Net interest margin was down slightly in the second quarter compared to the first quarter, decreasing from 3.71% to 3.19%. This decrease is attributable to the margin pressure created by the PPP loans and related funding costs, which resulted in the Company recognizing a 0.65% net interest margin on these loans. The future recognition of PPP income as we enter the forgiveness phase of the program in August 2020 will greatly impact the Company’s net interest margin going forward.

Other Income

Other income for the second quarter ended June 30, 2020 was $16,524,000 compared to $4,998,000 for the quarter ended March 31, 2020. This increase is attributable to increased mortgage volume in the second quarter due to the current rate environment along with the addition of the LenderSelect Mortgage Group on December 31, 2019, and the expansion of the Company’s retail mortgage division. Year-to-date mortgage volume for 2020 was over $400 million at June 30, 2020, which surpassed the volume the division closed in all of 2019.

Other Expense

Other expenses for the second quarter ended June 30, 2020 were $15,807,000 compared to $11,338,000 in the first quarter of 2020. The majority of this increase relates to salaries and benefits. Increased volume at the mortgage division resulted in increased commission expense being recognized. Additionally, increased staffing in the mortgage division has been necessary to keep up with the volume levels. The mortgage division added approximately 40 net employees in various sales and support roles since the end of the first quarter.

Mortgage Division

The Company’s mortgage division, which consists of its retail and wholesale mortgage efforts, recorded net income of $5,082,000 for the second quarter and $4,378,000 year-to-date. The primary driver of these record earnings for the mortgage division was increased volume, expansion of the retail business line and the addition of the wholesale business line with the acquisition of LenderSelect Mortgage Group in late 2019.

During the second quarter, the Company began retaining mortgage servicing rights (“MSRs”), resulting in a mortgage servicing asset of $1,596,000 at June 30, 2020. The Company expects the retention of servicing rights will support the LenderSelect Mortgage Group’s wholesale mortgage efforts by clients’ members and customers being subjected to reduced cross-selling by other financial institutions. The retention of servicing rights in retail is based on current market valuations for these rights. The Company believes the retention of these rights in the current environment will create meaningful economic returns in the future as markets normalize.

Capital and Dividends

The Company continually monitors its capital position and is particularly focused on the potential impact that the fallout from COVID-19 will have on its capital position. The Company remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend, but the ability to maintain its dividend payment remains highly dependent on the depth and breadth of the economic impact of COVID-19. The Company may, depending on conditions, find it necessary to suspend common stock dividends.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company. Forward-looking statements are typically identified by words such as “believe,” “expect”, “anticipate”, “intend”, “target”, “estimate”, “continue”, “positions”, “prospects”, “potential”, “would”, “should”, “could”, “will” or “may”. These statements include, without limitation, the Company’s expectations regarding its future financial performance. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time, and these statements may not be realized. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the impact of the ongoing COVID-19 pandemic; (2) the businesses of the Company and/or VCB may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (3) expected revenue synergies and cost savings from the VCB merger may not be fully realized or realized within the expected timeframe; (4) revenues following the VCB merger may be lower than expected; (5) customer and employee relationships and business operations may be disrupted by the VCB merger; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System; (7) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the Company’s market areas; (8) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (9) accounting principles, policies, and guidelines; and (10) other risk factors detailed from time to time in filings made by the Company with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

Blue Ridge Bankshares, Inc.

Consolidated Balance Sheets

	(Unaudited)	(Audited)	(Unaudited)
	June 30,	December 31,	June 30
	2020	2019	2019
ASSETS
Cash and due from banks	$241,136,065	$60,026,071	$21,564,192
Federal funds sold	452,000	480,000	482,000
Investment securities
Securities available for sale (at fair value)	104,480,584	108,571,161	130,282,826
Securities held to maturity	—	12,192,139	15,204,409
Restricted investments	9,522,244	8,133,519	8,277,118

Total Investment Securities	114,002,828	128,896,819	153,764,353
Loans held for sale	127,796,410	55,646,215	61,975,712
Loans held for investment	1,031,112,962	646,833,864	452,229,287
Allowance for loan losses	(8,206,000)	(4,572,371)	(4,053,530)

Net Loans Held for Investment	1,022,906,962	642,261,493	448,175,757
Bank premises and equipment, net	15,410,599	13,650,556	3,366,836
Bank owned life insurance	14,918,966	14,734,261	8,812,005
Goodwill	19,892,331	19,914,942	3,306,664
Other intangible assets	3,371,749	3,718,319	1,484,976
Other assets	35,558,284	21,482,629	18,851,045

Total Assets	$1,595,446,194	$960,811,305	$721,783,540

LIABILITIES
Demand deposits
Noninterest bearing	$285,231,678	$177,819,205	$88,342,159
Interest bearing	337,446,577	220,776,065	147,581,521
Savings deposits	68,754,038	62,479,898	28,959,770
Time deposits	274,424,312	260,954,991	234,098,776

Total Deposits	965,856,605	722,030,159	498,982,226
Other borrowed funds	478,411,701	124,800,000	138,200,000
Subordinated debt, net of issuance costs	24,471,884	9,800,434	9,783,492
Other liabilities	31,546,675	11,843,037	10,683,724

Total liabilities	1,500,286,865	868,473,630	657,649,442
STOCKHOLDERS’ EQUITY
Common stock, no par value, authorized—25,000,000 shares; outstanding—5,653,621 shares at 6/30/20, 5,658,585 shares at 12/31/19, and 4,328,866 at 6/30/19)	66,352,576	66,204,739	38,690,128
Contributed equity	251,543	251,543	251,543
Retained earnings	31,680,380	25,428,056	24,885,858
Accumulated other comprehensive income	(3,349,457)	229,051	88,349

Total Stockholders’ Equity	94,935,042	92,113,389	63,915,878

Noncontrolling interest	224,287	224,286	218,220

Total Equity	95,159,329	92,337,675	64,134,098

Total Liabilities and Equity	$1,595,446,194	$960,811,305	$721,783,540

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income

	(Unaudited)	(Unaudited)
	Six Months	Six Months
	Ended	Ended
	June 30, 2020	June 30, 2019
INTEREST INCOME
Interest and fees on loans held for $10,645,000	$20,678,754	$11,943,348
Interest and fees on loans held for sale	1,307,639	770,394
Interest on federal funds sold	1,656	3,989
Interest and dividends on taxable investment securities	1,512,840	1,467,994
Interest and dividends on nontaxable investment securities	89,078	126,747

Total Interest Income	23,589,967	14,312,472

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	866,592	737,023
Interest on time deposits	2,507,912	1,990,799
Interest on borrowed funds	1,547,529	1,533,150

Total Interest Expense	4,922,033	4,260,972

Net Interest Income	18,667,934	10,051,500

PROVISION FOR LOAN LOSSES	4,075,000	895,000

Net Interest Income after Provision for Loan Losses	14,592,934	9,156,500
OTHER INCOME
Service charges on deposit accounts	454,275	287,573
Earnings on investment in life insurance	184,706	815,422
Mortgage brokerage income	5,030,003	1,863,000
Gain on sale of mortgages	12,539,090	5,160,888
Mortgage servicing income	1,596,331	—
Gain (loss) on disposal of assets	(3,554)	2,474
Gain (loss) on sale of OREO	—	(33,492)
Gain on sale of guaranteed USDA loans	262,928	46,520
Other noninterest income	1,458,284	1,139,838

Total Other Income	21,522,063	9,282,223

OTHER EXPENSES
Salaries and employee benefits	18,260,642	9,070,111
Occupancy and equipment expenses	1,731,647	1,240,532
Data processing	1,124,746	656,063
Legal and other professional fees	536,744	634,664
Advertising expense	352,811	415,406
Communications	322,011	211,669
Debit card expenses	328,366	160,287
Directors fees	115,400	122,300
Audits and examinations	191,843	88,141
FDIC insurance expense	380,776	170,000
Other contractual services	354,437	180,334
Other taxes and assessments	468,788	319,305
Other noninterest expense	2,976,441	1,742,331

Total Other Expenses	27,144,652	15,011,143

Income before Income Taxes	8,970,345	3,427,580
INCOME TAX EXPENSE	1,911,544	609,974

Net Income	7,058,801	2,817,606
Net Income attributable to noncontrolling interest	(5,559)	(18,176)

Net Income attributable to Blue Ridge Bankshares, Inc.	$7,053,242	$2,799,430
Net Income Available to Common Stockholders	$7,053,242	$2,799,430

Earnings per Share	$1.25	$0.73

Weighted Average Shares Outstanding	5,661,877	3,821,079

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income

	(Unaudited)	(Unaudited)
	Three Months	Three Months
	Ended	Ended
	June 30, 2020	June 30, 2019
INTEREST INCOME
Interest and fees on loans held for investment	$11,573,596	$6,110,892
Interest and fees on loans held for sale	868,913	488,109
Interest on federal funds sold	47	2,851
Interest and dividends on taxable investment securities	683,539	977,147
Interest and dividends on nontaxable investment securities	40,994	62,409

Total Interest Income	13,167,089	7,641,408

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	376,670	387,212
Interest on time deposits	1,272,676	1,154,964
Interest on borrowed funds	872,853	896,298

Total Interest Expense	2,522,199	2,438,474

Net Interest Income	10,644,890	5,202,934

PROVISION FOR LOAN LOSSES	3,500,000	600,000

Net Interest Income after Provision for Loan Losses	7,144,890	4,602,934
OTHER INCOME
Service charges on deposit accounts	182,759	153,458
Earnings on investment in life insurance	91,999	760,006
Mortgage brokerage income	4,210,108	738,346
Gain on sale of mortgages	9,498,468	3,194,134
Mortgage servicing income	1,596,331	—
Gain (loss) on sale of OREO	—	(3,756)
Gain on sale of guaranteed USDA loans	242,699	46,520
Other noninterest income	702,604	494,044

Total Other Income	16,524,968	5,382,752

OTHER EXPENSES
Salaries and employee benefits	10,919,901	4,824,247
Occupancy and equipment expenses	875,226	638,908
Data processing	658,370	306,273
Legal and other professional fees	338,757	634,664
Advertising expense	128,669	220,166
Communications	187,118	101,447
Debit card expenses	170,609	78,303
Directors fees	49,100	69,150
Audits and examinations	149,170	51,756
FDIC insurance expense	230,388	170,000
Other contractual services	179,187	105,148
Other taxes and assessments	245,070	258,242
Other noninterest expense	1,675,426	703,299

Total Other Expenses	15,806,991	8,161,603

Income before Income Taxes	7,862,867	1,824,083
INCOME TAX EXPENSE	1,644,316	288,147

Net Income	6,218,551	1,535,936
Net Income attributable to noncontrolling interest	3,947	(5,068)

Net Income attributable to Blue Ridge Bankshares, Inc.	$6,222,498	1,530,868

Net Income Available to Common Stockholders	$6,222,498	1,530,868

Earnings per Share	$1.10	0.35

Weighted Average Shares Outstanding	5,659,047	4,329,113

Blue Ridge Bankshares, Inc.

Five Quarter Summary of Selected Financial Highlights

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars and shares in thousands, except per share data)	2020	2020	2019	2019	2019
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Income Statement Data:
Interest and Dividend Income	$13,167	$10,423	$8,457	$8,118	$7,641
Interest Expense	2,522	2,400	2,577	2,682	2,438

Net Interest Income	10,645	8,023	5,880	5,436	5,203
Provision for Loan Losses	3,500	575	277	570	600

Net Interest Income After Provision for Loan Losses	7,145	7,448	5,603	4,866	4,603
Noninterest Income	16,524	4,998	4,541	4,973	5,383
Noninterest Expenses	15,807	11,338	9,628	8,206	8,162

Income before income taxes	7,862	1,108	516	1,633	1,824
Income tax expense (benefit)	1,644	267	(17)	380	288

Net income	6,218	841	533	1,253	1,536
Net income attributable to noncontrolling interest	4	(9)	(3)	(3)	(5)

Net income attributable to Blue Ridge Bankshares, Inc.	$6,222	$832	$530	$1,250	$1,531

Per Common Share Data:
Net income-basic	$1.10	$0.15	$0.10	$0.28	$0.35
Net income-diluted	1.10	0.15	0.10	0.28	0.35
Dividends declared	0.1425	0.1425	0.1425	0.1425	0.1425
Book value per common share	16.83	15.95	16.32	15.09	14.82
Tangible book value per common share	12.72	11.80	12.14	14.00	13.71
Balance Sheet Data:
Assets	$1,595,446	$1,027,605	$960,811	$736,238	$721,784
Loans held for investment	1,031,113	670,935	646,834	460,878	452,229
Loans held for sale	127,796	90,019	55,646	80,255	61,976
Securities	114,003	120,254	128,897	142,712	153,764
Deposits	965,857	769,160	722,030	520,280	498,982
Subordinated Debt, net	24,472	9,809	9,800	9,792	9,783
Other borrowed funds	478,412	140,900	124,800	129,600	138,200
Total equity	95,159	90,274	92,338	65,597	64,134
Average common shares outstanding—basic	5,659	5,664	4,588	4,347	4,329
Average common shares outstanding—diluted	5,659	5,664	4,588	4,347	4,329
Financial Ratios:
Return on average assets	1.90%	0.34%	0.25%	0.69%	0.95%
Return on average equity	26.83%	3.68%	2.70%	7.73%	9.69%
Total loan to deposit ratio	119.99%	98.93%	97.29%	104.01%	103.05%
Held for investment loan to deposit ratio	106.76%	87.23%	89.59%	88.58%	90.63%
Net interest margin	3.19%	3.71%	3.46%	3.16%	3.35%
Cost of deposits	0.65%	0.95%	1.29%	1.35%	1.35%
Efficiency ratio	66.78%	91.10%	94.91%	83.40%	81.73%
Capital and Credit Quality Ratios:
Average Equity to Average Assets	7.07%	9.18%	9.31%	8.90%	9.78%
Allowance for loan losses to loans held for investment	0.80%	0.73%	0.71%	0.96%	0.90%
Nonperforming loans to total assets	0.39%	0.50%	0.54%	0.78%	0.74%
Nonperforming assets to total assets	0.39%	0.50%	0.54%	0.78%	0.77%
Net charge-offs to total loans held for investment	0.02%	0.04%	0.02%	0.05%	0.06%
Net charge-offs to average loans held for investment (Annualized)	0.09%	0.15%	0.08%	0.19%	0.26%
Reconciliation of Non-GAAP Disclosures (Unaudited):
Tangible Common Equity:
Common equity (GAAP)	$95,159	$90,274	$92,338	$65,597	$64,134
Less: Goodwill and amortizable intangibles	(23,264)	(23,456)	(23,633)	(4,722)	(4,792)

Tangible common equity (Non-GAAP)	$71,895	$66,818	$68,705	$60,875	$59,342
Total shares outstanding	5,654	5,661	5,659	4,347	4,329
Book Value per Share (GAAP)	$16.83	$15.95	$16.32	$15.09	$14.82
Tangible Book Value per Share (Non-GAAP)	$12.72	$11.80	$12.14	$14.00	$13.71